Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Comera Life Sciences Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or carry forward rule Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $0.0001 per share (1)	457(c)	7,218,726	$1.355(2)	$9,781,373.73	0.0001102	$1,077.91

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—				—	—	—	—

	Total Offering Amount					$9,781,373.73		$1,077.91

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$1,077.91

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable pursuant to that certain purchase agreement by and between Comera Life Sciences Holdings, Inc. (the “Registrant”) and the Purchasers identified therein, dated as of January 2, 2023 (the “Purchase Agreement”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the common stock, as applicable.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock, as reported on the Nasdaq Stock Market on January 31, 2023, which date is within five business days prior to the filing of this registration statement.